Exhibit 99.2

THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF NEWFIELD EXPLORATION COMPANY

NEWFIELD EXPLORATION COMPANY

CONSOLIDATED BALANCE SHEET

(In millions, except share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$292	$326
Accounts receivable, net	374	292
Inventories	24	15
Derivative assets	12	15
Other current assets	61	98

Total current assets	763	746

Oil and gas properties, net — full cost method ($1,043 and $1,200 were excluded from amortization at December 31, 2018 and 2017, respectively)	4,774	3,931
Other property and equipment, net	172	168
Derivative assets	—	1
Investments	22	24
Restricted cash	50	40
Other assets	37	51

Total assets	$5,818	$4,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57	$46
Accrued liabilities	665	591
Advances from joint owners	83	80
Asset retirement obligations	2	3
Derivative liabilities	—	98

Total current liabilities	807	818

Other liabilities	66	69
Derivative liabilities	—	26
Long-term debt	2,436	2,434
Asset retirement obligations	132	130
Deferred taxes	100	76

Total long-term liabilities	2,734	2,735

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock ($0.01 par value, 5,000,000 shares authorized; no shares issued)	—	—
Common stock ($0.01 par value, 300,000,000 shares authorized at December 31, 2018 and 2017; 203,206,347 and 201,363,345 shares issued at December 31, 2018 and 2017, respectively)	2	2
Additional paid-in capital	3,369	3,303
Treasury stock (at cost, 2,291,605 and 1,658,476 shares at December 31, 2018 and 2017, respectively)	(72)	(59)
Accumulated other comprehensive income (loss)	(4)	—
Retained earnings (deficit)	(1,018)	(1,838)

Total stockholders’ equity	2,277	1,408

Total liabilities and stockholders’ equity	$5,818	$4,961

The accompanying notes to consolidated financial statements are an integral part of this statement.

NEWFIELD EXPLORATION COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(In millions, except per share data)

	Year Ended December 31,
	2018	2017	2016
Oil, gas and NGL revenues	$2,630	$1,765	$1,468
Other Revenues	13	2	4

Total revenues	2,643	1,767	1,472
Operating expenses:
Lease operating	269	215	244
Transportation and processing	348	300	272
Production and other taxes	125	64	42
Depreciation, depletion and amortization	628	467	572
General and administrative	231	200	213
Ceiling test and other impairments	—	—	1,028
Other	12	6	20

Total operating expenses	1,613	1,252	2,391

Income (loss) from operations	1,030	515	(919)

Other income (expense):
Interest expense	(151)	(150)	(154)
Capitalized interest	59	61	51
Commodity derivative income (expense)	(101)	(47)	(191)
Other, net	4	7	5

Total other income (expense)	(189)	(129)	(289)

Income (loss) before income taxes	841	386	(1,208)

Income tax provision (benefit):
Current	—	(78)	9
Deferred	24	37	13

Total income tax provision (benefit)	24	(41)	22

Net income (loss)	$817	$427	$(1,230)

Earnings (loss) per share:
Basic	$4.08	$2.14	$(6.36)

Diluted	$4.06	$2.13	$(6.36)

Weighted-average number of shares outstanding for basic earnings (loss) per share	200	199	193

Weighted-average number of shares outstanding for diluted earnings (loss) per share	201	200	193

Comprehensive income (loss):
Net income (loss)	$817	$427	$(1,230)
Other comprehensive income (loss), net of tax	(4)	2	—

Comprehensive income (loss)	$813	$429	$(1,230)

The accompanying notes to consolidated financial statements are an integral part of this statement.

NEWFIELD EXPLORATION COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$817	$427	$(1,230)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	628	467	572
Deferred tax provision (benefit)	24	37	13
Stock-based compensation	51	34	22
Unrealized (gain) loss on derivative contracts	(120)	83	392
Ceiling test and other impairments	—	—	1,028
Other, net	10	14	13
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(83)	(60)	22
Increase (decrease) in accounts payable and accrued liabilities	105	27	(3)
Other items, net	53	(62)	9

Net cash provided by (used in) operating activities	1,485	967	838

Cash flows from investing activities:
Additions to oil and gas properties	(1,467)	(1,156)	(868)
Acquisitions of oil and gas properties	(30)	(110)	(486)
Proceeds from sales of oil and gas properties	37	96	405
Additions to other property and equipment	(25)	(23)	(17)
Redemptions of investments	—	50	—
Purchases of investments	—	(25)	(25)

Net cash provided by (used in) investing activities	(1,485)	(1,168)	(991)

Cash flows from financing activities:
Proceeds from borrowings under credit arrangements	—	—	536
Repayments of borrowings under credit arrangements	—	—	(575)
Debt issue costs	(8)	—	—
Proceeds from issuances of common stock, net	3	3	779
Purchases of treasury stock, net	(13)	(15)	(22)
Other	(6)	(1)	(3)

Net cash provided by (used in) financing activities	(24)	(13)	715

Net increase (decrease) in cash, cash equivalents and restricted cash	(24)	(214)	562
Cash, cash equivalents and restricted cash, beginning of period	366	580	18

Cash, cash equivalents and restricted cash, end of period	$342	$366	$580

The accompanying notes to consolidated financial statements are an integral part of this statement.

NEWFIELD EXPLORATION COMPANY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2015	164.1	2	(0.6)	(22)	2,436	(1,035)	(2)	1,379
Issuances of common stock	36.1	—			779			779
Stock-based compensation					32			32
Treasury stock, net			(0.6)	(22)	—			(22)
Net income (loss)						(1,230)		(1,230)

Balance, December 31, 2016	200.2	2	(1.2)	(44)	3,247	(2,265)	(2)	938
Issuances of common stock	1.2	—			3			3
Stock-based compensation					53			53
Treasury stock, net			(0.5)	(15)	—			(15)
Net income (loss)						427		427
Other comprehensive income (loss), net of tax							2	2

Balance, December 31, 2017	201.4	2	(1.7)	(59)	3,303	(1,838)	—	1,408
Issuances of common stock	1.8	—			3			3
Stock-based compensation					63			63
Treasury stock, net			(0.6)	(13)	—			(13)
Net income (loss)						817		817
Cumulative effect of accounting change						3		3
Other comprehensive income (loss), net of tax							(4)	(4)

Balance, December 31, 2018	203.2	$2	(2.3)	$(72)	$3,369	$(1,018)	$(4)	$2,277

The accompanying notes to consolidated financial statements are an integral part of this statement.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization and Principles of Consolidation

We are an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids (NGLs). Our U.S. operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko Basin of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, we have oil assets offshore China, and gas assets in the Arkoma Basin of Oklahoma.

On October 31, 2018, we entered into an Agreement and Plan of Merger (the Merger Agreement), with Encana Corporation, a Canadian corporation (Encana) and Neapolitan Merger Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Encana (Merger Sub), pursuant to which Merger Sub will merge with and into the Company (the Merger), with the Company surviving the Merger as a wholly-owned subsidiary of Encana. See Note 20, “Encana Merger Agreement -Treatment of Newfield Equity Awards,” for additional disclosures.

Our consolidated financial statements include the accounts of Newfield Exploration Company, a Delaware corporation, and its subsidiaries. We proportionately consolidate our interests in oil and natural gas exploration and production joint ventures and partnerships in accordance with industry practice. All significant intercompany balances and transactions have been eliminated. Unless otherwise specified or the context otherwise requires, all references in these notes to “Newfield,” “we,” “us,” “our” or the “Company” are to Newfield Exploration Company and its subsidiaries.

Risks and Uncertainties

As an independent oil and natural gas producer, our revenue, profitability and future rate of growth are substantially dependent on prevailing prices for oil, natural gas and NGLs. Historically, the energy markets have been very volatile, and there can be no assurance that commodity prices will not be subject to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material adverse effect on our financial position, results of operations, cash flows, access to capital and on the quantities of oil, natural gas and NGL reserves that we can economically produce. Other risks and uncertainties that could affect us in a volatile commodity price environment include, but are not limited to, counterparty credit risk for our receivables, responsibility for decommissioning liabilities for offshore interests we no longer own, inability to access credit markets, regulatory risks and our ability to meet financial ratios and covenants in our financing agreements.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; the reported amounts of revenues and expenses during the reporting period; and the quantities and values of proved oil, natural gas and NGL reserves used in calculating depletion and assessing impairment of our oil and gas properties. Actual results could differ significantly from these estimates. Our most significant estimates are associated with the quantities of proved oil, natural gas and NGL reserves, the timing and amount of transfers of our unevaluated properties into our amortizable full cost pool, the recoverability of our deferred tax assets and the fair value of our derivative contracts.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restructuring Costs

Restructuring costs include severance and related benefit costs, costs associated with abandoned office space, employee relocation costs and other associated costs. Employee severance and related benefit costs are recognized on a straight-line basis over the required service period, if any. Employee relocation costs are expensed as incurred. On the date a leased property ceases to be used, a liability for non-cancellable office-lease costs associated with restructuring is recognized and measured at fair value on our consolidated balance sheet. Fair value estimates include assumptions regarding estimated future sublease payments. These estimates could materially differ from actual results and may require revision to initial estimates of the liability. See Note 17, “Restructuring Costs,” for additional disclosures.

Revenue Recognition

We adopted the accounting guidance issued by the FASB regarding revenues from contracts with customers on January 1, 2018. The adoption of the new guidance did not materially impact our existing policies governing the timing and amount of revenue recognition or the classification of revenues and associated expenses on our Consolidated Statement of Operations and Comprehensive Income.

All of our oil, natural gas and NGLs are sold at market-based prices adjusted for location and quality differentials to a variety of purchasers. Our production is sold either at the lease or transported to markets further downstream. Prior to the adoption of ASC 606 we recorded revenue when we delivered our production to the customer and collectability was reasonably assured. We now record revenue when control of our production transfers to the customer and collectability is probable. Substantially all of our customers pay us within 30 days in accordance with industry standards for the sale of oil, natural gas and NGLs. For sales at the lease, control transfers immediately and we record revenue for the amount we expect to receive from the purchaser. For contracts in which control transfers to the customer downstream from the lease, expected revenues are presented on a gross basis with related expenses incurred prior to the transfer of control to the customer presented as transportation and processing expenses.

Foreign Currency

The functional currency for our China operations is the U.S. dollar. Gains and losses incurred on transactions in a currency other than the U.S. dollar are recorded under the caption “Other income (expense) — Other, net” on our consolidated statement of operations.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with a maturity of three months or less when acquired and are stated at cost, which approximates fair value. We invest cash in excess of near-term capital and operating requirements in U.S. Treasury Notes, Eurodollar time deposits and money market funds, which are classified as cash and cash equivalents on our consolidated balance sheet.

Restricted Cash

Restricted cash consists of amounts held in escrow accounts to satisfy future plug and abandonment obligations for our China operations. These amounts are restricted as to their current use and will be released as we plug and abandon wells and facilities in China.

Investments

Investments consist of debt and equity securities, a majority of which are classified as “available-for-sale” and stated at fair value. As a result of adoption of Accounting Standards Update 2016-01, we reclassified $2.5 million out of accumulated other comprehensive income (AOCI) into opening retained earnings. At December 31, 2018, no portion of AOCI within our consolidated stockholders’ equity was related to investments. Accordingly, unrealized gains and losses and the related deferred income tax effects are included in earnings and reported in other income (expense) within our Consolidated Statement of

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operations. As of December 31, 2017 and 2016, the portion of accumulated other comprehensive income within our consolidated statement of stockholders’ equity related to investments was $3 million and $1 million, respectively. Realized gains or losses are computed based on specific identification of the securities sold. We regularly assess our investments for impairment and consider any impairment to be other than temporary if we intend to sell the security, it is more likely than not that we will be required to sell the security, or we do not expect to recover our cost of the security.

Allowance for Doubtful Accounts

We routinely assess material trade and other receivables to determine their collectability. Many of our receivables are from joint interest owners of properties we operate. Thus, we may have the ability to withhold future revenue disbursements to recover any non-payment of related joint interest billings. Generally, our oil and gas receivables are collected within 45 to 60 days of production. We accrue a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected.

Other Current Assets

Other current assets primarily consist of federal income tax refunds receivable, capital and lease operating expense prepayments and other prepaid items, including but not limited to, rent and insurance. For the years ended December 31, 2018 and 2017, federal income tax refunds receivable were $24 million and $53 million, respectively.

Inventories

Inventories primarily consist of tubular goods and well equipment held for use in our oil and natural gas operations and oil produced but not sold in our China operations. Inventories are carried at the lower of cost or net realizable value. Substantially all of the crude oil from our offshore operations in China is produced into floating storage facilities and sold periodically as barge quantities accumulate. The carrying value of oil inventory is the sum of related production costs and depletion expense. See Note 3, “Inventories,” for further discussion.

Oil and Gas Properties

We use the full cost method of accounting for our oil and gas activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and gas properties, including salaries, benefits, interest and other internal costs directly attributable to these activities, are capitalized into country-based cost centers. Proceeds from the sale of oil and gas properties are applied to reduce the costs in the applicable cost center unless the reduction would significantly alter the relationship between capitalized costs and proved reserves, in which case a gain or loss is recognized.

Capitalized costs and estimated future development costs are amortized using a unit-of-production method based on proved reserves associated with the applicable cost center. For each cost center, the net capitalized costs of oil and gas properties are limited to the lower of the unamortized cost or the cost center ceiling. A particular cost center ceiling is equal to the sum of:

•

the present value (10% per annum discount rate) of estimated future net revenues from proved reserves using oil, natural gas and NGL reserve estimation requirements, which require use of the unweighted average first-day-of-the-month commodity prices for the prior 12 months (SEC pricing), adjusted for market differentials applicable to our reserves (including the effects of derivative contracts that are designated for hedge accounting, if any); plus

•	the costs of properties not included in the costs being amortized, if any; less

•	related income tax effects.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If net capitalized costs of oil and gas properties exceed the cost center ceiling, we are subject to a ceiling test impairment to the extent of such excess. If required, a ceiling test impairment reduces earnings and stockholders’ equity in the period of occurrence and, holding other factors constant, results in lower depreciation, depletion and amortization expense in future periods.

The risk that we will be required to impair the carrying value of our oil and gas properties increases when oil, natural gas and NGL prices decrease significantly for a prolonged period, or if we have substantial downward revisions in our estimated proved reserves.

Costs associated with unevaluated properties are excluded from our full cost pool until we have evaluated the properties or impairment is indicated. The costs associated with unevaluated leasehold acreage, related seismic data and capitalized interest and direct internal costs are initially excluded from our full cost pool. Leasehold costs are either transferred to our full cost pool with the costs of drilling a well on the lease or are assessed at least annually for possible impairment or reduction in value. Leasehold costs are transferred to our full cost pool to the extent a reduction in value has occurred, or a charge is made against earnings if the costs were incurred in a country for which a reserve base has not been established.

See Note 6, “Oil and Gas Properties,” for a detailed discussion regarding our oil and gas property and our asset acquisitions and sales transactions.

Other Property and Equipment

Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from 3 to 7 years. Gathering systems and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 25 years.

Asset Retirement Obligations

If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, we record a liability (an asset retirement obligation or ARO) on our consolidated balance sheet and capitalize the present value of the asset retirement cost in oil and gas properties in the period in which the ARO is incurred. Settlements include payments made to satisfy the AROs, as well as transfer of the AROs to purchasers of our divested properties.

In general, the amount of the initial recorded ARO and the costs capitalized will equal the estimated future costs to satisfy the abandonment obligation assuming normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using the credit adjusted risk-free rate for our Company. After recording these amounts, the ARO is accreted to its future estimated value and the original capitalized costs are depreciated on a unit-of-production basis within the related full cost pool. Both the accretion and depreciation are included in depreciation, depletion and amortization expense on our consolidated statement of operations. See Note 10, “Asset Retirement Obligations,” for further discussion.

Contingencies

We are subject to legal proceedings, claims, liabilities and environmental matters that arise in the ordinary course of business. We accrue for losses when such losses are considered probable and the amounts can be reasonably estimated. See Note 12, “Commitments and Contingencies,” for a more detailed discussion regarding our contingencies.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental Matters

Environmental costs that relate to current operations are expensed as incurred. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that those costs will be incurred and can be reasonably estimated based upon evaluations of currently available facts related to each site.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined by applying tax regulations existing at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in our financial statements. We assess the available positive and negative evidence to estimate if sufficient taxable income will be generated to utilize deferred tax assets. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized. We also evaluate potential uncertain tax positions, and if necessary, establish accruals for such items. See Note 8, “Income Taxes,” for further discussion.

Stock-Based Compensation

We apply a fair value-based method of accounting for stock-based compensation, which requires recognition in the financial statements of the cost of services received in exchange for equity and liability awards. For equity awards, compensation expense is based on the fair value on the grant date and is recognized in our financial statements over the applicable service period. The fair value of our service based restricted stock and restricted stock units are based on the Company’s stock price on the date of grant. We utilize the Black-Scholes option-pricing model to measure the fair value of stock options and a Monte Carlo lattice-based model for our market-based restricted stock units. We also have cash-settled restricted stock units that are accounted for under the liability method, which requires us to recognize the fair value of each award based on the Company’s stock price at the end of each period. See Note 15, “Stock-Based Compensation,” for a full discussion of our stock-based compensation.

Concentration of Credit Risk

We operate a substantial portion of our oil and gas properties. As the operator of a property, we make full payment for costs associated with the property and seek reimbursement from the other joint interest owners in the property for their share of those costs. In addition, when warranted, we require prepayments from our joint interest owners for drilling and completion projects. Our joint interest owners consist primarily of independent oil and gas producers whose ability to reimburse us could be negatively impacted by adverse market conditions.

The purchasers of our oil, gas and NGL production consist primarily of independent marketers, major oil and gas companies, refiners and gas pipeline companies. We perform credit evaluations of the purchasers of our production and monitor their financial condition on an ongoing basis. Based on our evaluations and monitoring, we obtain cash escrows, letters of credit or parental guarantees from some purchasers.

All of our derivative transactions were carried out in the over-the-counter market and are not typically subject to margin-deposit requirements. We monitor the credit ratings of our derivative counterparties on an ongoing basis and have netting arrangements that provide for offsetting payables against receivables by counterparty. Although we have entered into derivative contracts with multiple counterparties to mitigate our exposure to any individual counterparty, if any of our counterparties were to default on its obligations to us under the derivative contracts or seek bankruptcy protection, it could have a material adverse effect on our ability to fund our planned activities and could result in a larger percentage of our future production being subject to commodity price volatility. In addition, in poor economic environments and tight financial markets, the risk of a counterparty default is heightened and fewer counterparties may participate in derivative transactions, which could result in greater concentration of our exposure to any one counterparty or a larger percentage of our future production being subject to commodity price changes. The use of derivative transactions involves the risk that the counterparties, which generally are

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial institutions, will be unable to meet the financial terms of such transactions. Our derivative contracts are with multiple counterparties to minimize our exposure to any individual counterparty, and we have netting arrangements with all of our counterparties that provide for offsetting payables against receivables by counterparty.

At December 31, 2018, 8 of our 11 counterparties accounted for approximately 88% of our contracted volumes, with the largest counterparty accounting for approximately 16%. At December 31, 2018, approximately 92% of our contracted volumes subject to derivative instruments were with lenders under our credit facility. Our credit facility, senior notes and substantially all of our derivative instruments contain provisions that provide for cross defaults and acceleration of those debt and derivative instruments in certain situations.

Major Customers

During 2018, Valero Energy Corporation accounted for 13% of our total revenues. In 2017, none of our customers accounted for 10% or more of our total revenues. During 2016, China National Offshore Oil Corporation Ltd. accounted for 12% of our total revenues. We believe that the loss of a major customer would not have a material adverse effect on us because alternative purchasers are available.

Derivative Financial Instruments

Our derivative instruments are recorded on the consolidated balance sheet at fair value as either an asset or a liability with changes in fair value recognized currently in earnings. While we utilize our derivative instruments to manage the price risk attributable to our expected oil, gas and NGL production, we have elected not to designate our derivative instruments as accounting hedges under the accounting guidance.

The related cash flow impact of our derivative activities is reflected as cash flows from operating activities unless the derivatives are determined to have a significant financing element at inception, in which case they are classified within financing activities. See Note 4, “Derivative Financial Instruments,” for a more detailed discussion of our derivative activities.

Offsetting Assets and Liabilities

Our derivative financial instruments are subject to master netting arrangements and are reflected on our consolidated balance sheet accordingly. See Note 4, “Derivative Financial Instruments,” for details regarding the gross amounts, as well as the impact of our netting arrangements on our net derivative position.

New Accounting Requirements

In May 2014, the Financial Accounting Standards Board (FASB) issued guidance regarding the accounting for revenue from contracts with customers. The guidance is effective for interim and annual periods beginning after December 15, 2017 and may be applied retrospectively or using a modified retrospective approach to adjust retained earnings (deficit). We adopted the guidance in the first quarter of 2018. Prior period amounts have not been adjusted and continue to be reflected in accordance with the Company’s historical accounting. The adoption of this guidance did not have a material impact on the Company’s Consolidated Financial Statements.

In November 2016, the FASB issued guidance regarding the classification and presentation of changes in restricted cash in the statement of cash flows. The guidance requires amounts described as restricted cash be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. We adopted this guidance in the first quarter of 2018 utilizing a full retrospective approach.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the impact of the adoption of the new accounting standard to the Company’s Consolidated Statements of Cash Flows for the twelve months ended December 31, 2017 and December 31, 2016.

	Twelve months ended December 31,
	2017			2016
	As Originally Presented	Adoption Adjustments	As Adjusted	As Originally Presented	Adoption Adjustments	As Adjusted
	(In millions)			(In millions)
Net cash provided by (used in) operating activities	$952	$15	$967	$826	$12	$838
Net increase (decrease) in cash, cash equivalents and restricted cash	(229)	15	(214)	550	12	562
Cash, cash equivalents and restricted cash, beginning of period	555	25	580	5	13	18

Cash, cash equivalents and restricted cash, end of period	$326	$40	$366	$555	$25	$580

In January 2016, the FASB issued guidance regarding several broad topics related to the recognition and measurement of financial assets and liabilities. The guidance is effective for interim and annual periods beginning after December 15, 2017. We adopted this guidance in 2018 using a modified approach, as permitted, with a $2.5 million opening adjustment from accumulated other comprehensive income to retained earnings. There was not a material impact to current period earnings.

In February 2016, the FASB issued guidance regarding the accounting for leases. The guidance requires recognition of certain leases on the balance sheet. The guidance is effective for interim and annual periods beginning after December 15, 2018. Under the transition method selected by the Company, leases existing at, or entered into after, January 1, 2019 will be required to be recognized and measured. Prior period amounts will not be adjusted, but will continue to be reflected in accordance with historical accounting. The adoption of this standard is estimated to result in the recording of operating lease assets and operating lease liabilities of approximately $61 million as of December 31, 2018, with no related impact on the Company’s Consolidated Statement of Stockholders’ Equity or Consolidated Statement of Operations and Comprehensive Income. Short-term leases will not be recorded on the balance sheet.

In February 2018, the FASB issued guidance regarding the reclassification of certain tax effects from accumulated other comprehensive income. The guidance allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The guidance is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. We adopted this guidance in the first quarter of 2018, as permitted, with an immaterial opening adjustment from accumulated other comprehensive income to retained earnings.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. Accounts Receivable

Accounts receivable consisted of the following at December 31:

	2018	2017
	(In millions)
Revenue	$216	$175
Joint interest	137	108
Other	36	25
Reserve for doubtful accounts	(15)	(16)

Total accounts receivable, net	$374	$292

Reserve for doubtful accounts at December 31, 2018 and 2017 includes an allowance for $15 million related to the sale of our Malaysia operations in 2014. Arbitration with the buyers of our Malaysian operations is scheduled to occur in the first half of 2019, see Note 12, “Commitments and Contingencies” for additional details regarding our Malaysia litigation.

3. Inventories

Inventories primarily consist of tubular goods and well equipment held for use in our oil and natural gas operations, and oil produced but not sold. Inventories are carried at the lower of cost or net realizable value. At December 31, 2018, crude oil inventory totaled approximately $5 million. We had no crude oil inventory at December 31, 2017.

4. Derivative Financial Instruments

Commodity Derivative Instruments

We utilize derivative strategies that consist of either a single derivative instrument or a combination of instruments to manage the variability in cash flows associated with the forecasted sale of our future domestic oil, natural gas, and NGL production. While the use of derivative instruments may limit or partially reduce the downside risk of adverse commodity price movements, their use also may limit future income from favorable commodity price movements.

•

Fixed-price swaps. With respect to a swap position, the counterparty is required to make a payment to us if the settlement price for any settlement period is less than the swap strike price, and we are required to make a payment to the counterparty if the settlement price for any settlement period is greater than the swap strike price.

•

Collars (combination of purchased put options (floor) and sold call options (ceiling)). For a collar position, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor strike price while we are required to make payment to the counterparty if the settlement price for any settlement period is above the ceiling strike price. Neither party is required to make a payment to the other party if the settlement price for any settlement period is equal to or greater than the floor strike price and equal to or less than the ceiling strike price.

While we do not use derivatives for speculative trading purposes, periodically, we may restructure our derivative positions by purchasing, selling or unwinding certain derivative instruments. For discussion of the accounting policies associated with our derivative financial instruments (including the offsetting of derivative assets and liabilities), see Note 1, “Organization and Summary of Significant Accounting Policies.”

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our oil and gas derivative contracts are settled based upon reported prices on the NYMEX, and our NGLs are settled on posted prices at Mont Belvieu. The estimated fair value of these contracts is based upon various factors, including future prices, over-the-counter quotations, estimated volatility, non-performance risk adjustments using counterparty rates of default and time to maturity. The calculation of the fair value of options requires the use of an option-pricing model. See Note 5, “Fair Value Measurements.”

During the fourth quarter of 2018, we paid approximately $18 million to terminate all 2019 oil positions. At December 31, 2018, our only outstanding derivative positions were gas fixed-price swaps and gas collars as set forth below.

Natural Gas

Period and Type of Instrument		NYMEX Contract Price Per MMBtu
				Collars
	Volume in MMMBtus	Swaps (Weighted Average)	Puts (Weighted Average)	Floors (Weighted Average)	Ceilings (Weighted Average)	Estimated Fair Value Asset (Liability)
						(In millions)
2019:
Fixed-price swaps	13,550	$3.89	$—	$—	$—	$11
Collars	9,000	—	—	3.00	3.47	1
Total						$12

Additional Disclosures about Derivative Financial Instruments

We had derivative financial instruments recorded in our consolidated balance sheet as assets (liabilities) at their respective estimated fair value, as set forth below.

	Derivative Assets				Derivative Liabilities
	Gross Fair Value	Offset in Balance Sheet	Balance Sheet Location		Gross Fair Value	Offset in Balance Sheet	Balance Sheet Location
			Current	Noncurrent			Current	Noncurrent
December 31, 2018	(In millions)				(In millions)
Natural gas positions	13	(1)	12	—	(1)	1	—	—

Total	$13	$(1)	$12	$—	$(1)	$1	$—	$—

December 31, 2017
Oil positions	$48	$(48)	$—	$—	$(170)	$48	$(96)	$(26)
Natural gas positions	22	$(6)	15	1	(6)	6	—	—
NGL positions	—	$—	—	—	(2)	—	(2)	—

Total	$70	$(54)	$15	$1	$(178)	$54	$(98)	$(26)

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amount of gain (loss) recognized in “Commodity derivative income (expense)” in our consolidated statement of operations and comprehensive income related to our derivative financial instruments follows:

	Year Ended December 31,
	2018	2017	2016
	(In millions)
Derivatives not designated as hedging instruments:
Realized gain (loss) on oil positions	$(218)	$48	$199
Realized gain (loss) on natural gas positions	(1)	(12)	2
Realized gain (loss) on NGL positions	(2)	—	—

Total realized gain (loss)	(221)	36	201

Unrealized gain (loss) on oil positions	122	(152)	(316)
Unrealized gain (loss) on natural gas positions	(4)	71	(76)
Unrealized gain (loss) on NGL positions	2	(2)	—

Total unrealized gain (loss)	120	(83)	(392)

Total	$(101)	$(47)	$(191)

5. Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The authoritative guidance requires disclosure of the framework for measuring fair value and requires that fair value measurements be classified and disclosed in one of the following categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange traded derivatives such as over-the-counter commodity fixed-price swaps and, as of the third quarter of 2017, commodity options (i.e. price collars, sold puts, purchased calls or swaptions).

We use a modified Black-Scholes option pricing valuation model for option and swaption derivative contracts that considers various inputs including: (a) forward prices for commodities, (b) time value, (c) volatility factors, (d) counterparty credit risk and (e) current market and contractual prices for the underlying instruments.

Level 3:	Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity).

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy. We continue to evaluate our inputs to ensure the fair value level classification is appropriate. When transfers between levels occur, it is our policy to assume that the transfer occurred at the date of the event or change in circumstances that caused the transfer.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The determination of the fair values of our derivative contracts incorporates various factors, which include not only the impact of our non-performance risk on our liabilities but also the credit standing of the counterparties involved. We utilize counterparty rate of default values to assess the impact of non-performance risk when evaluating receivables from counterparties and our credit rate when evaluating liabilities.

Recurring Fair Value Measurements

The following table summarizes the valuation of our assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurement Classification
	Quoted Prices in Active Markets for Identical Assets or (Liabilities) (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In millions)
As of December 31, 2018:
Money market fund investments	$207	$—	$—	$207
Deferred compensation plan assets	7	—	—	7
Equity securities available-for-sale	12	—	—	12
Oil, gas and NGL derivative contracts	—	12	—	12
Stock-based compensation liability awards	(3)	—	—	(3)

Total	$223	$12	$—	$235

As of December 31, 2017:
Money market fund investments	$162	$—	$—	$162
Deferred compensation plan assets	7	—	—	7
Equity securities available-for-sale	12	—	—	12
Oil, gas and NGL derivative contracts	—	(108)	—	(108)
Stock-based compensation liability awards	(7)	—	—	(7)

Total	$174	$(108)	$—	$66

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Level 3 Fair Value Measurements

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 financial instruments in the fair value hierarchy for the indicated periods. There were no Level 3 in 2018.

	Derivatives	Total
	(In millions)
Balance at January 1, 2016	$(308)	$(308)
Unrealized gains (losses) included in earnings	(33)	(33)
Purchases, issuances, sales and settlements:
Settlements	220	220
Transfers into Level 3	—	—
Transfers out of Level 3(1)	46	46

Balance at December 31, 2016	$(75)	$(75)

Change in unrealized gains or losses included in earnings relating to Level 3 instruments still held at December 31, 2016	$13	$13

Balance at January 1, 2017	$(75)	$(75)
Unrealized gains (losses) included in earnings	(17)	(17)
Purchases, issuances, sales and settlements:
Settlements	30	30
Transfers into Level 3	—	—
Transfers out of Level 3(2)	62	62

Balance at December 31, 2017	$—	$—

Change in unrealized gains or losses included in earnings relating to Level 3 instruments still held at December 31, 2017	$—	$—

(1)

During the second quarter of 2016, we transferred $46 million of derivative option contracts out of the Level 3 category as a result of our Level 3 swaptions being exercised by the counterparties as swaps in June 2016.

(2)

During the third quarter of 2017, we transferred $62 million of derivative option contracts out of the Level 3 hierarchy into Level 2 hierarchy as a result of our ability to derive volatility inputs from directly observable sources. Therefore, we have no financial assets nor liabilities classified as Level 3 at December 31, 2018.

Fair Value of Debt

The estimated fair value of our notes, based on quoted prices in active markets (Level 1) as of December 31, was as follows:

	2018	2017
	(In millions)
5 3⁄4% Senior Notes due 2022	$757	$802
5 5⁄8% Senior Notes due 2024	1,008	1,089
5 3⁄8% Senior Notes due 2026	695	739

Any amounts outstanding under our revolving credit facility and money market lines of credit as of the indicated dates are stated at cost, which approximates fair value. See Note 11, “Debt.”

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. Oil and Gas Properties

At December 31, oil and gas properties consisted of the following:

	2018	2017
	(In millions)
Proved	$24,877	$23,272
Unproved	1,043	1,200

Gross oil and gas properties	25,920	24,472
Accumulated depreciation, depletion and amortization	(10,637)	(10,032)
Accumulated impairment	(10,509)	(10,509)

Net oil and gas properties	$4,774	$3,931

We capitalized approximately $115 million, $124 million and $121 million of interest and direct internal costs in 2018, 2017 and 2016, respectively.

Costs withheld from amortization as of December 31, 2018 consisted of the following:

	Costs Incurred In
	2018	2017	2016	2015	Total
	(In millions)
Acquisition costs	$40	$107	$483	$93	$723
Exploration costs	—	—	—	—	—
Capitalized internal cost	23	38	49	30	140
Capitalized interest	59	61	51	9	180

Total costs withheld from amortization	$122	$206	$583	$132	$1,043

Ceiling Test Impairments

Under the full cost method, we are subject to quarterly calculations of a “ceiling” or limitation on the amount of oil and gas property costs that can be capitalized on our balance sheet. At December 31, 2018, the ceiling value of our reserves was calculated based upon SEC pricing of $65.57 per barrel for oil and $3.10 per MMBtu for natural gas. Using these prices, our ceiling values exceeded the net capitalized costs of oil and gas properties for the U.S. and China, respectively, and no ceiling test impairment was required in 2018. At December 31, 2017, the ceiling value of our reserves was calculated based upon SEC pricing of $51.34 per barrel for oil and $2.98 per MMBtu for natural gas. Using these prices, our ceiling values exceeded the net capitalized costs of oil and gas properties for the U.S. and China, respectively, and no ceiling test impairment was required in 2017. Ceiling test impairments during 2016 consisted of the following:

	SEC Pricing		US Ceiling Test Impairments		China Ceiling Test Impairments		Total Ceiling Test Impairments
	Oil	Natural Gas	Gross	Net of Tax(1)	Gross	Net of Tax(1)	Gross	Net of Tax(1)
	(Per Bbl)	(Per MMBtu)	(In millions)
2016 Quarter Ended:
March 31	$46.23	$2.40	$461	$461	$45	$45	$506	$506
June 30	43.14	2.24	501	501	21	21	522	522
September 30	41.73	2.28	—	—	—	—	—	—
December 31	42.82	2.48	—	—	—	—	—	—

Total 2016			$962	$962	$66	$66	$1,028	$1,028

(1)	There was no tax impact due to a full valuation allowance on our deferred tax assets. See Note 8, “Income Taxes,” for additional information regarding the deferred tax asset valuation allowance.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future declines in SEC pricing or downward revisions to our estimated proved reserves could result in additional ceiling test impairments of our oil and gas properties in subsequent periods.

Bohai Bay (China) Sales Agreement

In May 2017, we closed our previously disclosed sale transaction with certain of our joint venture partners to divest our interest in the Bohai Bay field in China for approximately $32 million, including customary post-close adjustments. Upon completion of our assessment, the sale of our Bohai Bay assets did not significantly alter the relationship between capitalized costs and proved reserves for our China full cost pool and, as such, all proceeds were recorded as adjustments to our China full cost pool with no gain or loss recognized. These consolidated financial statements include the results of our Bohai Bay operations through the date of sale.

Texas Asset Sale

In September 2016, we closed the sale of substantially all of our oil and gas assets in Texas for approximately $380 million, subject to customary post-close adjustments. The sale of our Texas assets did not significantly alter the relationship between capitalized costs and proved reserves for our U.S. cost pool, and as such, all proceeds were recorded as adjustments to our domestic full cost pool with no gain or loss recognized. These consolidated financial statements include the results of our Texas operations through the date of sale.

Anadarko Basin Acquisition

In June 2016, we acquired additional properties in the Anadarko Basin STACK play for an adjusted cash purchase price of $476 million, subject to customary post-close adjustments. We also assumed asset retirement obligations of $8 million. We allocated $398 million to unproved properties and wells in progress and $86 million to proved oil and gas properties.

Other Asset Acquisitions and Sales

During 2018, 2017 and 2016, we acquired various other oil and gas properties for approximately $30 million, $100 million and $7 million, respectively, and sold certain other oil and gas properties for proceeds of approximately $37 million, $72 million and $39 million, respectively. The related cash flows and results of operations for these divested assets are included in our consolidated financial statements up to the date of sale. All of the proceeds associated with our asset sales were recorded as adjustments to our domestic full cost pool.

7. Other Property and Equipment

At December 31, other property and equipment consisted of the following:

	2018	2017
	(In millions)
Furniture, fixtures and equipment	$174	$165
Gathering systems and equipment	120	115
Accumulated depreciation and amortization	(122)	(112)

Net other property and equipment	$172	$168

During 2018, we sold $11 million of furniture, fixtures and equipment and removed the associated asset and accumulated depreciation accordingly.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8. Income Taxes

For the years ended December 31, income (loss) before income taxes consisted of the following:

	2018	2017	2016
	(In millions)
U.S.	$790	$357	$(1,181)
International	51	29	(27)

Total income (loss) before income taxes	$841	$386	$(1,208)

For the years ended December 31, the total provision (benefit) for income taxes consisted of the following:

	2018	2017	2016
	(In millions)
Current taxes:
U.S. federal	$(3)	$(79)	$(13)
U.S. state	—	—	—
International	3	1	22

	—	(78)	9

Deferred taxes:
U.S. federal	(11)	4	10
U.S. state	24	37	13
International	11	(4)	(10)

	$24	$37	$13

Total provision (benefit) for income taxes	$24	$(41)	$22

The provision for income taxes on the consolidated statement of operations for the year ended December 31, 2018 of $24 million was attributable to the provision for Oklahoma state deferred tax expense of $40 million, and the tax benefit for the 2017 Oklahoma provision to return adjustment of $16 million recorded in the third quarter ended September 30, 2018. Other taxing jurisdictions were in a net deferred tax asset position for which a corresponding valuation allowance was recorded resulting in zero deferred tax provision for those jurisdictions.

The following table presents a reconciliation of the United States statutory income tax rate to our effective income tax rate:

	2018	2017	2016
U.S. statutory income tax rate	21.0%	35.0%	35.0%
State and local income taxes, net of federal effect	4.6	6.9	—
Valuation allowance, domestic	(23.1)	(210.1)	(35.5)
Valuation allowance, international	(1.0)	(1.2)	(2.4)
Foreign tax on foreign earnings	1.5	1.5	0.6
Impact of Tax Act	—	157.4	—
Provision to return, Oklahoma	(1.9)	—	—
Nondeductible compensation	1.7	—	—
Other	0.1	—	0.5

Effective income tax rate	2.9%	(10.5)%	(1.8)%

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our effective tax rate for 2018 differs from the U.S. statutory rate primarily due to domestic and international deferred tax asset valuation allowances and state income taxes as discussed below.

At December 31, the components of our deferred tax asset (liability) were as follows:

	2018	2017(1)	2016
Deferred tax asset:
Net operating loss carryforwards	$367	$314	$301
Alternative Minimum Tax credit	—	—	73
Stock-based compensation	7	11	15
Oil and gas properties	44	15	306
Commodity derivatives	—	19	9
Foreign tax credit	—	—	593
Other	6	3	13

Total deferred tax asset	424	362	1,310
Deferred tax asset valuation allowances	(159)	(362)	(1,310)

Net deferred tax asset	265	—	—

Deferred tax liability:
Commodity derivatives	(3)	—	—
Oil and gas properties	(362)	(76)	(39)

Total deferred tax liability	(365)	(76)	(39)

Net deferred tax liability	$(100)	$(76)	$(39)

(1)	The December 31, 2017 deferred tax asset (liability) has been adjusted for the lower federal statutory rate under the Tax Act.

At December 31, 2018 we have a net deferred tax liability in Oklahoma of $99 million. Most other taxing jurisdictions are in a net deferred tax asset position, for which we recorded an offsetting full valuation allowance, as prescribed by the accounting standards.

As of December 31, 2018 and 2017, we had gross net operating loss (NOL) carryforwards of approximately $1.75 billion for federal income tax, and $2.0 billion and $1.5 billion, respectively, for state income tax purposes, which may be used in future years to offset taxable income. To the extent not utilized, the federal NOL carryforwards will begin to expire during the years 2020 through 2037.

Utilization of deferred tax assets is dependent upon generating sufficient future taxable income in the appropriate jurisdictions within the carryforward period. Estimates of future taxable income can be significantly affected by changes in oil, gas and NGL prices; estimates of the timing and amount of future production; and estimates of future operating and capital costs. Therefore, no certainty exists that we will be able to fully utilize our existing deferred tax assets.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in our deferred tax asset valuation allowance is as follows at December 31:

	2018	2017	2016
	(In millions)
Balance at the beginning of the year	$(362)	$(1,310)	$(790)
Charged to provision for income taxes:
U.S. state net operating loss carryforwards	—	7	(4)
U.S. federal and state valuation allowance	195	343	(466)
Foreign tax credit valuation allowance	—	593	(21)
China valuation allowance	8	5	(29)

Balance at the end of the year	$(159)	$(362)	$(1,310)

Due to the ceiling test impairments of our oil and gas properties in prior periods, we moved from a deferred tax liability position to a deferred tax asset position in most taxing jurisdictions. We consider it more likely than not that the related tax benefits will not be realized and therefore, we recorded a full valuation allowance on our deferred tax assets of $159 million and $362 million for the years ended December 31, 2018 and 2017, respectively. The net change in the U.S. federal and state valuation allowance for 2018 and 2017 was $195 million and $343 million, respectively, and for 2017 included a decrease of $199 million for the corporate tax rate reduction under the Tax Act. The net change in the U.S. federal and state valuation allowance for 2016 of $466 million included an increase of $37 million for the early adoption of the simplification of employee share-based payment transactions. The net change in the foreign tax credit valuation allowance for 2017 of $593 million included a decrease of $185 million for the conversion of the credit to a net operating loss and a decrease of $408 million for the permanent loss of the foreign tax credit under the Tax Act. We recorded a full valuation allowance on our China deferred tax assets of $29 million and $37 million for the years ended December 31, 2018 and 2017, respectively.

Given the rebound in oil prices during 2018, we believe the reversal of the remaining allowance may be warranted in future periods. A release of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense in the period the release is recorded. The exact timing and amount of the valuation allowance release are subject to change on the basis of our forecasted pre-tax earnings which we continue to asses based on available information each reporting period.

As of December 31, 2018, we did not have a liability for uncertain tax positions, and as such, we did not accrue related interest or penalties. The tax years 2015 through 2017 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2018	2017
	(In millions)
Revenue payable	$320	$239
Accrued capital costs	161	173
Accrued lease operating expenses	39	22
Employee incentive expense	33	44
Accrued interest on debt	65	67
Taxes payable	24	11
Other	23	35

Total accrued liabilities	$665	$591

10. Asset Retirement Obligations

The change in our ARO for each of the three years ended December 31, is set forth below:

	2018	2017	2016
	(In millions)
Balance at January 1	$133	$156	$194
Accretion expense	8	9	10
Additions(1)	3	3	15
Revisions(2)	(8)	(25)	(23)
Settlements(3)	(2)	(10)	(40)

Balance at December 31	134	133	156
Less: Current portion of ARO at December 31	(2)	(3)	(2)

Total long-term ARO at December 31	$132	$130	$154

(1)	For the year ended December 31, 2016, additions include $8 million of abandonment obligations assumed through our Anadarko Basin acquisition.
(2)	Revisions are primarily due to changes in cost estimates and timing of expected abandonment.
(3)

For the year ended December 31, 2017, settlements include $7 million related to the sale of our interest in the Bohai Bay field in China. For the year ended December 31, 2016, settlements include $35 million related to the sale of our Texas assets. See Note 6, “Oil and Gas Properties.”

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. Debt

At December 31, our debt consisted of the following:

	2018	2017
	(In millions)
Senior unsecured debt:
5 3⁄4% Senior Notes due 2022	$750	$750
5 5⁄8% Senior Notes due 2024	1,000	1,000
5 3⁄8% Senior Notes due 2026	700	700

Total senior unsecured debt	2,450	2,450
Debt issuance costs	(14)	(16)

Total long-term debt	$2,436	$2,434

Credit Arrangements

As of December 31, 2018, we had no borrowings under our money market lines of credit or revolving credit facility and had no letters of credit outstanding. On March 23, 2018, we amended our Credit Agreement. This amendment extended the maturity date of the revolving credit facility from June 25, 2020 to May 1, 2023 and increased the borrowing capacity from $1.8 billion to $2.0 billion. The amendment also added an accordion feature providing the option to further increase the borrowing capacity by up to an additional $750 million. We incurred $8 million of deferred financing costs related to this amendment, which will be amortized over the term of the agreement. As of December 31, 2018, the largest individual loan commitment by any lender was 9% of total commitments.

Subject to compliance with restrictive covenants in our credit facility, our available borrowing capacity (before any amounts drawn) under our money market lines of credit with various institutions, the availability of which is at the discretion of those financial institutions, was $125 million at December 31, 2018.

Loans under the credit facility bear interest, at our option, equal to (a) the Alternate Base Rate (as defined in the Credit Agreement), plus a margin that is based on a grid of our debt rating (100 basis points per annum at December 31, 2018) or (b) the Adjusted Eurodollar Rate (as defined in the Credit Agreement), plus a margin that is based on a grid of our debt rating (200 basis points per annum at December 31, 2018).

Under our credit facility, we pay commitment fees on available but undrawn amounts based on a grid of our debt rating (37.5 basis points per annum at December 31, 2018). We incurred aggregate annual commitment fees under our credit facility of approximately $7 million for each of the years ended December 31, 2018, 2017 and 2016, respectively, which were recorded in “Interest expense” on our consolidated statement of operations and comprehensive income. We incurred approximately $3 million of financing costs related to amending our revolving credit facility in March 2016, which were also included in “Interest expense” on our consolidated statement of operations and comprehensive income.

Our credit facility has restrictive financial covenants that include the maintenance of a ratio of total debt to book capitalization not to exceed 0.6 to 1.0 and the maintenance of a ratio of earnings before gain or loss on the disposition of assets, interest expense, income taxes and certain non-cash items (such as depreciation, depletion and amortization expense, unrealized gains and losses on commodity derivatives and ceiling test impairments) to interest expense of at least 2.5 to 1.0. At December 31, 2018, we were in compliance with all of our debt covenants.

Letters of credit are subject to a fee of 20 basis points and annual fees based on a grid of our debt rating (200 basis points at December 31, 2018).

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The credit facility includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; inaccuracy of representations and warranties in any material respect when made; a change of control; or certain other material adverse changes in our business. Our senior notes also contain standard events of default. If any of the foregoing defaults were to occur, our lenders under the credit facility could terminate future lending commitments, and our lenders under both the credit facility and our notes could declare the outstanding borrowings due and payable. In addition, our credit facility, senior notes and substantially all of our derivative arrangements contain provisions that provide for cross defaults and acceleration of those debt and derivative instruments in certain situations.

Senior Subordinated Notes

Interest on our senior notes is payable semi-annually. The notes are unsecured and unsubordinated obligations and rank equally with all of our other existing and future unsecured and unsubordinated obligations. We may redeem some or all of our senior notes at any time before their maturity at a redemption price based on a make-whole amount plus accrued and unpaid interest to the date of redemption. The indentures governing our senior notes contain covenants that may limit our ability to, among other things, incur debt secured by liens; enter into sale/leaseback transactions; and enter into merger or consolidation transactions. The indentures also provide that if any of our subsidiaries guarantee any of our indebtedness at any time in the future, then we will cause our senior notes to be equally and ratably guaranteed by that subsidiary.

12. Commitments and Contingencies

We have various commitments for firm transportation, operating lease agreements for office space and other agreements. As of December 31, 2018, future minimum payments under these non-cancelable agreements are as follows:

	Firm Transportation	Office Space	Drilling- Related	Other	Total
	(In millions)
Year Ending December 31,
2019	$79	$23	$38	$31	$171
2020	36	22	—	12	70
2021	23	22	—	5	50
2022	22	15	—	4	41
2023	20	1	—	3	24
Thereafter	90	—	—	15	105

Total minimum future payments	$270	$83	$38	$70	$461

Firm transportation is comprised of various agreements with third parties for oil and gas gathering and transportation. Rent expense with respect to our lease commitments for office space for the years ended December 31, 2018, 2017 and 2016 was $16 million, $16 million and $21 million, respectively. Our other agreements are primarily other equipment leases. Payments under our drilling-related contracts are accounted for as capital additions to our oil and gas properties and will be less than the gross obligation disclosed in wells in which we do not own a 100% working interest.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Not included in the table above are crude oil minimum volume delivery commitments that relate to our Uinta Basin production with two Salt Lake City, Utah refiners. One delivery commitment is for approximately 15,000 barrels of oil per day through May 2020. The second commitment is for 16,000 barrels of oil per day through August 2025. As of December 31, 2018, our delivery commitments through 2025 were as follows:

Oil
Year Ending December 31,	(MBbls)
2019	11,315
2020	8,136
2021	5,840
2022	5,840
2023	5,840
Thereafter	9,744

Total delivery commitments	46,715

Given the volatility in oil and natural gas prices and the related impact on our 2019 planned capital investments, as well as the potential impact on development plans in future years, we could fail to deliver the minimum production required under these commitments. In the event that we are unable to meet our crude oil volume delivery commitments, we would incur deficiency fees ranging from $3.50 to $6.50 per barrel. During 2018, 2017 and 2016, we incurred $10 million, $29 million, and $16 million, of Uinta Basin deficiency fees.

Litigation

On October 19, 2017, we received notice of a request for arbitration from Sapura Energy Berhad, formerly known as SapuraKencana Petroleum Berhad, and Sapura Exploration and Production Inc., formerly known as SapuraKencana Energy Inc. (collectively, Sapura), the purchaser of our Malaysian business in February 2014. Sapura alleges that the Company owes approximately $81 million in damages for breach of contract, and further alleges, in the alternative, that Newfield owes approximately $30 million for a tax indemnity, plus interest, legal fees and other costs. We filed our response to the request for arbitration in December 2017 and have filed our statement of defense, cross-claim and other filings in the first half of 2018. We continue to be committed to fully contesting the claims and intend to vigorously defend the Company’s interest. Arbitration with the buyers of our Malaysian operations is scheduled to occur in the first half of 2019.

In May 2015, a lawsuit was filed against the Company alleging certain plugging and abandonment predecessor-in-interest liabilities related to offshore assets sold by the Company in 2010. The Company responded to the petition, denied the allegations and vigorously defended the case. The court held that the Company must bear a “portion” of the plugging and abandonment costs, but the “exact percentage” of such costs should be determined in arbitration and stayed the case pending arbitration. Through settlement negotiations surrounding the arbitration proceeding, the Company and the plaintiff reached a mutual settlement on September 23, 2016, involving a cash payment by the Company totaling $18 million. The settlement was recorded under the caption “Operating expenses — Other” on our consolidated statement of operations. On October 3, 2016, the court dismissed the case with prejudice.

In connection with the Merger Agreement and the transactions contemplated thereby, six purported class action complaints were filed on behalf of Newfield stockholders against Newfield, members of the Newfield board of directors, and, in one complaint, Encana and Merger Sub in the United States District Courts for the District of Delaware and the Southern District of New York. The six complaints are captioned as follows: Stein v. Newfield Exploration Co., et al., Case 1:18-cv-02001 (D. Del.) (Dec. 17, 2018), Franchi v. Newfield Exploration Co., et al., Case 1:18-cv-02020 (D. Del.) (Dec. 19, 2018), Booth Family Trust v. Newfield Exploration Co., et al., Case 1:18-cv-02056 (D. Del.) (Dec. 27, 2018), Clay v. Newfield Exploration Co., et al., Case 1:19-cv-00018 (S.D.N.Y.) (Jan. 2, 2019), Farias v. Newfield Exploration Co., et al., Case 1:19-cv-00059 (D. Del.) (Jan. 9,

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2019) and Wilks v. Newfield Exploration Co., et al., Case 1:19-cv-00134 (D. Del.) (Jan. 24, 2019), which Newfield and Encana refer to collectively as the “Stockholder Actions.” In general, the Stockholder Actions allege that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or aided and abetted in such alleged violations, because the Joint Proxy Statement/Prospectus allegedly omits or misstates material information. The Stockholder Actions sought, among other things, injunctive relief preventing the consummation of the Merger, unspecified damages and attorneys’ fees.

We have been named as a defendant in a number of lawsuits and are involved in various other disputes, all arising in the ordinary course of our business, such as (a) claims from royalty owners for disputed royalty payments, (b) commercial disputes, (c) personal injury claims and (d) property damage claims. Although the outcome of these lawsuits and disputes cannot be predicted with certainty, we do not expect these matters to have a material adverse effect on our financial position, cash flows or results of operations.

13. Stockholders’ Equity Activity

Common Stock

During the first quarter of 2016, we issued 34.5 million additional shares of common stock through a public equity offering for net proceeds of approximately $776 million. A portion of the proceeds was used to acquire additional properties in the Anadarko Basin STACK play and to repay borrowings under our credit facility and money market lines of credit. The remainder was available for general corporate purposes.

Treasury Stock

Upon vesting of employee restricted stock awards and restricted stock units, we typically repurchase a portion of the vested shares for payment of employee tax withholding. Such repurchases are not part of a publicly announced program to repurchase shares of our common stock. During 2018, Newfield repurchased 633,129 shares.

14. Earnings Per Share

Basic earnings per share (EPS) is calculated by dividing net income less any applicable adjustments (the numerator) by the weighted-average number of shares of common stock (excluding unvested restricted stock and restricted stock units) outstanding during the period (the denominator). Diluted EPS incorporates the dilutive impact of outstanding stock options and unvested restricted stock and restricted stock units (using the treasury stock method). Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of unrecognized compensation expense related to unvested restricted stock awards and restricted stock units and the amount of excess tax benefits that would be recorded when the award becomes deductible are assumed to be used to repurchase shares. See Note 15, “Stock-Based Compensation.”

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is the calculation of basic and diluted weighted-average shares outstanding and EPS for the indicated years.

	2018	2017	2016
	(In millions, except per share data)
Net income (loss)	$817	$427	$(1,230)

Weighted-average shares (denominator):
Weighted-average shares — basic	200	199	193
Dilution effect of stock options and unvested restricted stock and restricted stock units outstanding at end of period	1	1	—

Weighted-average shares — diluted	201	200	193

Excluded due to anti-dilutive effect	1	1	2
Earnings (loss) per share:
Basic	$4.08	$2.14	$(6.36)

Diluted	$4.06	$2.13	$(6.36)

15. Stock-Based Compensation

For the years ended December 31, our stock-based compensation expense consisted of the following:

	2018	2017	2016
	(In millions)
Equity awards	$63	$53	$32
Liability awards	1	5	21

Total stock-based compensation expense	64	58	53
Capitalized in oil and gas properties	(8)	(17)	(17)

Net stock-based compensation expense	$56	$41	$36

As of December 31, 2018, we had approximately $42 million of total unrecognized stock-based compensation expense related to unvested stock-based compensation awards that vest within four years. On December 31, 2018, the last reported sales price of our common stock on the New York Stock Exchange was $14.66 per share.

During the first quarter of 2017, we changed our qualified retirement requirements for existing market-based restricted stock units and all subsequently issued equity and liability awards. An employee becomes eligible for qualified retirement based on a combination of years of service and age. Under the revised requirements, qualified retirement allows an employee to continue vesting between 50% and 100% of awards with no additional service requirement beyond a six-month notification period. This change resulted in the accelerated recognition of stock-based compensation expense for unvested market-based restricted stock units previously issued.

See Note 20, “Encana Merger Agreement-Treatment of Newfield Equity Awards,” for information regarding treatment of outstanding stock based compensation awards in connection with the consummation of the Merger.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity Awards

Equity awards consist of service-based and market-based restricted stock and restricted stock units, stock options and stock purchase options under the Employee Stock Purchase Plan (ESPP). In May 2017, Newfield adopted the 2017 Omnibus Incentive Plan, as amended (2017 Plan), which replaced the 2011 Omnibus Stock Plan as the vehicle for granting equity-based compensation awards. The fair value of grants is determined utilizing the Black-Scholes option-pricing model for stock options and a Monte Carlo lattice-based model for our market-based restricted stock and restricted stock units. Compensation expense for equity awards is expected to be recognized on a straight-line basis over the required service periods.

Shares available for grant under our 2017 Plan are reduced by 1.67 times the number of shares of restricted stock or restricted stock units awarded under the plan and are reduced by 1 times the number of shares subject to stock options awarded under the plan. At December 31, 2018, we had approximately (1) 8.0 million shares available for issuance under our 2017 Plan if all future awards are stock options, or (2) 4.8 million shares available for issuance under our 2017 Plan if all future awards are restricted stock or restricted stock units. Thus far, all awards under our 2017 Plan have been granted as restricted stock or restricted stock units. We issue common shares on the grant date for restricted stock and on the exercise or vesting date for options and restricted stock units.

Restricted Stock and Restricted Stock Units. At December 31, 2018, approximately 2.2 million shares of non-vested restricted stock awards and restricted stock units were outstanding. These shares primarily vest over one to four years and vesting is dependent upon the recipient meeting applicable service requirements. In addition, at December 31, 2018, our employees held approximately 0.8 million shares of restricted stock units subject to performance-based vesting criteria (all of which are currently considered market-based restricted stock under authoritative accounting guidance).

The following table summarizes the activity for our restricted stock and restricted stock unit activity.

	Service- Based Shares	Weighted- Average Grant Date Fair Value per Share	Market- Based Shares		Weighted- Average Grant Date Fair Value per Share	Total Shares
	(In thousands, except per share data)
Non-vested shares outstanding at January 1, 2016	1,700	$30.30	1,074		$23.76	2,774
Granted	990	37.95	436		28.94	1,426
Forfeited	(217)	29.15	(77)		43.04	(294)
Vested	(899)	29.34	(574)		21.36	(1,473)

Non-vested shares outstanding at December 31, 2016	1,574	35.56	859		26.28	2,433
Granted	1,244	29.81	323	(1)	39.57	1,567
Forfeited	(91)	34.43	(55)		37.14	(146)
Vested	(694)	34.67	(386)		29.43	(1,080)

Non-vested shares outstanding at December 31, 2017	2,033	32.41	741		38.12	2,774
Granted	1,205	26.33	835	(2)(3)	30.02	2,040
Forfeited	(135)	31.37	(31)		35.85	(166)
Vested	(926)	32.37	(785	)(3)	28.94	(1,711)

Non-vested shares outstanding at December 31, 2018	2,177	$29.13	760		$38.80	2,937

(1)

In February 2017, we granted approximately 323,000 restricted stock units, which based on achievement of certain criteria, could vest within a range of 0% to 200% of shares granted upon completion of the period ending December 31, 2019.

(2)

In February 2018, we granted approximately 464,000 restricted stock units, which based on achievement of certain criteria, could vest within a range of 0% to 200% of shares granted upon completion of the period ending December 31, 2020.

(3)

In December 2018, the 2016 market-based restricted stock units outstanding vested at 200%. Accordingly, an additional 371,000 units have been included in both the granted and vested lines in 2018. As the shares vested at 200% instead of the amount that otherwise would have vested in accordance with the original award terms, this represents a type III modification resulting in an additional $11.3 million of expense which was recognized in December 2018.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total fair value of all restricted stock and restricted stock units that vested during the years ended December 31, 2018, 2017 and 2016 was $53 million, $35 million and $39 million, respectively.

Stock Options. As of December 31, 2018, we had no stock options outstanding and exercisable. All outstanding stock options expired in January 2018. No stock options have been granted since 2008, except for ESPP options as discussed in the Employee Stock Purchase Plan section below.

The following table provides information about outstanding stock options.

	Number of Shares Underlying Options	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value(1)
	(In thousands)		(In years)	(In millions)
Outstanding and exercisable at:
December 31, 2016	177	$48.45	1.1	$—
December 31, 2017	155	48.45	0.1	—
December 31, 2018	—	—	0.0	—

(1)	The intrinsic value of a stock option is the amount by which the market value of our common stock at the indicated date, or at the time of exercise, exceeds the exercise price of the option.

Employee Stock Purchase Plan. In May 2010, our stockholders approved the Newfield Exploration Company 2010 Employee Stock Purchase Plan with one million shares of our common stock available for issuance. In May 2017, our stockholders approved the amended and restated ESPP, increasing the number of our common stock available for issuance by an additional two million shares. Pursuant to our employee stock purchase plan, for each six-month period beginning on January 1 or July 1 during the plan term, each eligible employee has the opportunity to purchase our common stock for a purchase price equal to 85% of the lesser of the fair market value of our common stock on the first or last day of the period. Each employee may purchase up to $25,000 in common stock per calendar year. Employees of our China business are not eligible to participate in the plan. At December 31, 2018, approximately two million shares of our common stock remained available for issuance under the current plan.

The fair value of the options granted was determined using the Black-Scholes option valuation method assuming no dividends and an expected life of six months. For the years ended December 31, our ESPP issuances and valuation assumptions consisted of the following:

	Options Issued	Weighted- Average Fair Value per Share	Risk-free Interest Rate	Weighted- Average Volatility
	(In thousands)
2016	99	$10.51	0.43%	47.94%
2017	124	9.03	0.87	39.13
2018	119	8.31	1.84	40.81

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liability Awards

Liability awards consist of service-based awards that are settled in cash instead of shares, as discussed below.

Cash-Settled Restricted Stock Units. The value of the cash-settled restricted stock units, and the associated stock-based compensation expense, is based on the Company’s stock price at the end of each period. As of December 31, 2018, we had a liability of $3 million related to these awards. The following table provides information about cash-settled restricted stock unit activity.

Cash-Settled Restricted Stock Units
(In thousands)
Non-vested units outstanding at January 1, 2016	708
Granted	299
Forfeited	(101)
Vested	(446)

Non-vested units outstanding at December 31, 2016	460
Granted	241
Forfeited	(32)
Vested	(318)

Non-vested units outstanding at December 31, 2017	351
Granted	186
Forfeited	(21)
Vested	(218)

Non-vested units outstanding at December 31, 2018	298

16. Employee Benefit Plans

Post-Retirement Medical Plan

We sponsor a post-retirement medical plan that covers all eligible retired employees until they reach age 65. An employee may become eligible upon reaching age 55 and providing 5 years of service. At December 31, 2018, both our accumulated benefit obligation and our accrued benefit costs were $24 million. Our net periodic benefit cost was approximately $3 million for each of the years ended December 31, 2018, 2017 and 2016.

The expected future benefit payments under our post-retirement medical plan for the next ten years include $11 million for the five-year period 2018 through 2022 and $11 million for the five-year period 2023 through 2027.

Annual Cash Incentive Compensation Plan

During 2010, our Board of Directors, with the recommendation of the Compensation & Management Development Committee, approved a new annual cash incentive compensation plan for all employees (the 2011 Annual Incentive Plan). Under the 2011 Annual Incentive Plan, the Compensation & Management Development Committee determines the annual award pool for all employees based upon a number of factors including the Company’s performance against stated performance goals and in comparison with peer companies in our industry. All employees are eligible if employed on October 1 and December 31 of the performance period. Beginning with the year ended December 31, 2010, our annual cash incentive compensation is paid in a single payment to employees during the first quarter after the performance period ends.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total incentive compensation expense under the 2011 Annual Incentive Plan for the years ended December 31, 2018, 2017 and 2016 was $35 million, $31 million and $35 million, respectively.

401(k) and Deferred Compensation Plans

We sponsor a 401(k) profit sharing plan under Section 401(k) of the Internal Revenue Code. This plan covers all of our employees, excluding those of our foreign subsidiaries. We match $1.00 for each $1.00 of employee deferral, with our contribution not to exceed 8% of an employee’s salary, subject to limitations imposed by the IRS. We also sponsor a highly compensated employee deferred compensation plan. This non-qualified plan allows an eligible employee to defer a portion of his or her salary or bonus on an annual basis. We match $1.00 for each $1.00 of employee deferral, with our contribution not to exceed 8% of an employee’s salary, subject to limitations imposed by the plan. Our contribution with respect to each participant in the deferred compensation plan is reduced by the amount of contribution made by us to our 401(k) plan for that participant. Our combined contributions to these two plans were $6 million for each of the years ended December 31, 2018, 2017 and 2016.

17. Restructuring Costs

In April 2015 and May 2016, we announced plans to consolidate and reorganize domestic operating functions to our headquarters in The Woodlands, Texas, which resulted in a reduction of employees and closure of our offices in Denver, Colorado; North Houston (Greenspoint), Texas; and Tulsa, Oklahoma. Our decision to restructure the organization was primarily in response to the oil and gas commodity price environment.

Restructuring costs recorded in our consolidated statement of operations for the years ended December 31 are set forth below.

Type of Restructuring Cost	Location in the Consolidated Statement of Operations	2018	2017	2016
		(In millions)
Severance and related benefit costs	Operating expenses—General and administrative	$—	$—	$17
Relocation costs	Operating expenses—General and administrative	—	2	5
Office-lease abandonment costs	Operating expenses—General and administrative	—	—	6
Other associated costs	Operating expenses—Depreciation, depletion and amortization	—	—	—

Total		$—	$2	$28

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes our restructuring costs and related liability.

	Severance and Related Benefit Costs	Office-lease Abandonment Costs(1)	Relocation Costs	Other Associated Costs	Total
	(In millions)
Restructuring liability at January 1, 2016	$1	$13	$—	$—	$14
Additions	17	3	5	—	25
Settlements	(17)	(5)	(5)	—	(27)
Revisions	—	3	—	—	3

Restructuring liability at December 31, 2016	$1	$14	$—	$—	$15

Cumulative costs as of December 31, 2016	$24	$20	$10	$1	$55

Restructuring liability at January 1, 2017	$1	$14	$—	$—	$15
Additions	—	—	2	—	2
Settlements	(1)	(6)	(2)	—	(9)
Revisions	—	—	—	—	—

Restructuring liability at December 31, 2017	$—	$8	$—	$—	$8

Cumulative costs as of December 31, 2017	$24	$20	$12	$1	$57

Restructuring liability at January 1, 2018	$—	$8	$—	$—	$8
Additions	—	—	—	—	—
Settlements	—	(5)	—	—	(5)
Revisions	—	—	—	—	—

Restructuring liability at December 31, 2018	$—	$3	$—	$—	$3

Cumulative costs as of December 31, 2018	$24	$20	$12	$1	$57

Expected total costs	$24	$20	$12	$1	$57

(1)	The office-lease abandonment liability will be relieved as lease payments are made and sublease income is received over the life of the lease ending 2022.

18. Segment Information

While we have operations in the oil and gas exploration and production industry, we are organizationally structured along geographic operating segments. Our current operating segments are the United States and China. The accounting policies of our operating segments are the same as those described in Note 1, “Organization and Summary of Significant Accounting Policies.”

The following tables provide the geographic operating segment information for the years ended December 31, 2018, 2017 and 2016.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Domestic	China	Total
	(In millions)
Year Ended December 31, 2018:
Revenues
Oil	$1,639	$108	$1,747
Gas	424	—	424
NGL	459	—	459

Oil, gas and NGL revenues	$2,522	$108	$2,630
Lease operating	241	28	269
Transportation and processing	348	—	348
Production and other taxes	123	2	125
Depreciation, depletion and amortization	608	20	628

Results of operations for oil and gas producing activities before tax	1,202	58	1,260
Other revenues	13	—	13
General and administrative	225	6	231
Other	11	1	12
Allocated income tax (benefit)(1)	250	23

Net income (loss) from oil and gas properties	$729	$28

Total revenues			2,643
Total operating expenses			1,613

Income (loss) from operations			1,030
Interest expense, net of interest income, capitalized interest and other			(88)
Commodity derivative income (expense)			(101)

Income (loss) from operations before income taxes			$841
Total assets	$5,737	$81	$5,818

Additions to long-lived assets	$1,518	$—	$1,522

(1)	Allocated income tax based on estimated combined federal and state statutory tax rates in effect during the period, comprised of 25.5% for domestic and 46% for China.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Domestic	China	Total
	(In millions)
Year Ended December 31, 2017:
Revenues
Oil	$1,028	$86	$1,114
Gas	339	—	339
NGL	312	—	312

Oil, gas and NGL revenues	$1,679	$86	$1,765
Lease operating	188	27	215
Transportation and processing	300	—	300
Production and other taxes	64	—	64
Depreciation, depletion and amortization	443	24	467

Results of operations for oil and gas producing activities before tax	684	35	719
Other revenues	2	—	2
General and administrative	194	6	200
Other	5	1	6
Allocated income tax (benefit)(1)	180	17

Net income (loss) from oil and gas properties	$307	$11

Total revenues			1,767
Total operating expenses			1,252

Income (loss) from operations			515
Interest expense, net of interest income, capitalized interest and other			(82)
Commodity derivative income (expense)			(47)

Income (loss) from operations before income taxes			$386

Total assets	$4,875	$86	$4,961

Additions to long-lived assets	$1,288	$1	$1,289

(1)	Allocated income tax based on estimated combined federal and state statutory tax rates in effect during the period, comprised of 37% for domestic and 60% for China.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Domestic	China	Total
	(In millions)
Year Ended December 31, 2016:
Revenues
Oil	$763	$217	$980
Gas	284	—	284
NGL	204	—	204

Oil, gas and NGL revenues	$1,251	$217	$1,468
Lease operating	189	55	244
Transportation and processing	272	—	272
Production and other taxes	41	1	42
Depreciation, depletion and amortization	458	114	572
Ceiling test and other impairments	962	66	1,028

Results of operations for oil and gas producing activities before tax	(671)	(19)	(690)
Other revenues	4	—	4
General and administrative	205	8	213
Other	20	—	20
Allocated income tax (benefit)(1)	(330)	(16)

Net income (loss) from oil and gas properties	$(562)	$(11)

Total revenues			1,472
Total operating expenses			2,391

Income (loss) from operations			(919)
Interest expense, net of interest income, capitalized interest and other			(98)
Commodity derivative income (expense)			(191)

Income (loss) from operations before income taxes			$(1,208)

Total assets	$4,166	$146	$4,312

Additions to long-lived assets	$1,369	$2	$1,371

(1)	Allocated income tax based on estimated combined federal and state statutory tax rates in effect during the period, comprised of 37% for domestic and 60% for China.

19. Supplemental Cash Flow Information

The following table presents information about supplemental cash flows for each of the three years ended December 31:

	2018	2017	2016
	(In millions)
Cash Payments:
Interest payments	$79	$84	$97
Income tax payments (refunds)	(51)	(2)	17
Non-cash investing and financing activities excluded from the statement of cash flows:
(Increase) decrease in receivables for property sales	$—	$—	$6
(Increase) decrease in accrued capital expenditures	12	(81)	33
(Increase) decrease in asset retirement costs	6	31	46

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20. Encana Merger Agreement

On October 31, 2018, the Company entered into the Merger Agreement, with Encana and Merger Sub, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Encana.

The Merger Agreement provides, subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of capital stock, par value $0.01 per share, of Newfield shall automatically be converted into the right to receive 2.6719 common shares, no par value, of Encana, as well as cash in lieu of any fractional shares of Encana that would otherwise have been issued (collectively, the Merger Consideration).

Newfield and Encana intend that, for U.S. federal (and applicable state and local) income tax purposes, the Merger will be treated as a taxable acquisition of Newfield common stock by an indirect subsidiary of Encana.

The Company’s credit agreements terminate upon closing of the transaction and any outstanding borrowings become due at that time. The Company’s senior notes will remain outstanding as Encana has agreed to guarantee those indentures, which is allowed under the indenture agreements.

Treatment of Newfield Equity Awards

The Merger Agreement provides that: (i) all outstanding Newfield restricted stock awards will be cancelled and each holder of Newfield restricted stock awards will be entitled to receive, on a fully vested basis, the Merger Consideration; (ii) all outstanding Newfield restricted stock units will be cancelled and (a) each holder of Newfield restricted stock units that have a cash settlement feature will be entitled to receive, on a fully vested basis, a cash payment of equivalent value to the Merger Consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the Effective Time (the Encana Trading Price) and (b) each holder of Newfield restricted stock units that have a share settlement feature will be entitled to receive, on a fully vested basis, the Merger Consideration; (iii) all outstanding Newfield performance share units will be cancelled and will convert into the right to receive the Merger Consideration, with the performance-based vesting conditions applicable to such Newfield performance stock units deemed achieved based on the determination of the compensation and management committee of the Newfield board of directors, not to exceed 200% per Newfield performance share unit; and (iv) any shares of Newfield notional stock held in connection with Newfield’s Nonqualified Deferred Compensation Plan will convert into the right to receive a cash payment of equivalent value to the Merger Consideration, based on the Encana Trading Price.

Conditions to the Merger

The completion of the Merger is subject to various customary closing conditions, including, among other things, (i) the receipt of certain approvals of the Newfield stockholders and the Encana shareholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the effectiveness of the registration statement on Form S-4 that Encana is obligated to file with the Securities and Exchange Commission (SEC) in connection with the issuance of Encana common shares in the Merger, (iv) the authorization for listing of Encana common shares to be issued in the Merger on the New York Stock Exchange and the Toronto Stock Exchange, (v) the accuracy of each party’s representations and warranties (subject to certain materiality qualifiers) and compliance by each party with its covenants under the Merger Agreement in all material respects and (vi) the absence of legal restraints prohibiting or restraining the Merger.

NEWFIELD EXPLORATION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation Related to the Pending Merger

In connection with the Merger Agreement and the transactions contemplated thereby, six purported class action complaints were filed on behalf of Newfield stockholders against Newfield, members of the Newfield board of directors, and, in one complaint, Encana and Merger Sub in the United States District Courts for the District of Delaware and the Southern District of New York. The six complaints are captioned as follows: Stein v. Newfield Exploration Co., et al., Case 1:18-cv-02001 (D. Del.) (Dec. 17, 2018), Franchi v. Newfield Exploration Co., et al., Case 1:18-cv-02020 (D. Del.) (Dec. 19, 2018), Booth Family Trust v. Newfield Exploration Co., et al., Case 1:18-cv-02056 (D. Del.) (Dec. 27, 2018), Clay v. Newfield Exploration Co., et al., Case 1:19-cv-00018 (S.D.N.Y.) (Jan. 2, 2019), Farias v. Newfield Exploration Co., et al., Case 1:19-cv-00059 (D. Del.) (Jan. 9, 2019) and Wilks v. Newfield Exploration Co., et al., Case 1:19-cv-00134 (D. Del.) (Jan. 24, 2019), which Newfield and Encana refer to collectively as the “Stockholder Actions.” In general, the Stockholder Actions allege that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or aided and abetted in such alleged violations, because the Joint Proxy Statement/Prospectus allegedly omits or misstates material information. The Stockholder Actions sought, among other things, injunctive relief preventing the consummation of the Merger, unspecified damages and attorneys’ fees.

21. Subsequent Events

On February 12, 2019 shareholders of Encana Corporation and Newfield Exploration approved the proposals necessary for the companies planned strategic combination at special shareholder meetings.

On February 13, 2019 Encana closed on the acquisition of the Company in an all-stock transaction, with the Company surviving the Merger as a wholly-owned subsidiary of Encana.

See Note 20, “Encana Merger Agreement” for additional details regarding the merger.

NEWFIELD EXPLORATION COMPANY

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SUPPLEMENTARY OIL AND GAS DISCLOSURES — UNAUDITED

Costs Incurred

The following tables present costs incurred for oil and gas property acquisitions, exploration and development for the respective years:

	Domestic	China	Total
	(In millions)
2018:
Property acquisitions:
Unproved	$39	$—	$39
Proved	11	—	11
Exploration	664	—	664
Development	774	(2)	772

Total costs incurred(1)	$1,488	$(2)	$1,486

2017:
Property acquisitions:
Unproved	$98	$—	$98
Proved	104	—	104
Exploration	704	—	704
Development	430	5	435

Total costs incurred(1)	$1,336	$5	$1,341

2016:
Property acquisitions:
Unproved	$491	$1	$492
Proved	88	—	88
Exploration	535	—	535
Development	210	15	225

Total costs incurred(1)	$1,324	$16	$1,340

(1)	Includes net changes in asset retirement costs of $(4) million, $(20) million and $(8) million for 2018, 2017 and 2016, respectively.

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Capitalized Costs

Capitalized costs for our oil and gas producing activities consisted of the following:

	Domestic	China	Total
	(In millions)
December 31, 2018:
Proved properties	$24,246	$631	$24,877
Unproved properties	1,043	—	1,043

	25,289	631	25,920
Accumulated depreciation, depletion and amortization	(10,200)	(437)	(10,637)
Accumulated impairment	(10,325)	(184)	(10,509)

Net capitalized costs	$4,764	$10	$4,774

December 31, 2017:
Proved properties	$22,638	$634	$23,272
Unproved properties	1,200	—	1,200

	23,838	634	24,472
Accumulated depreciation, depletion and amortization	(9,614)	(418)	(10,032)
Accumulated impairment	(10,325)	(184)	(10,509)

Net capitalized costs	$3,899	$32	$3,931

Items reducing the capitalized costs of our oil and gas properties which are not included in total costs incurred are as follows:

	2018	2017
	(In millions)
Property sales — Domestic	$36	$65
Property sales — Domestic asset retirement costs	1	3
Property sales — China	—	31
Property sales — China asset retirement costs	—	7
Ceiling test impairment — Domestic	—	—
Ceiling test impairment — China	—	—

	$37	$106

Reserves

Users of this information should be aware that the process of estimating quantities of proved and proved developed oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur from time to time.

Reserves Estimates. All reserve information in this report is based on estimates prepared by our petroleum engineering staff and is the responsibility of management. The preparation of our oil and gas reserves estimates is completed in accordance with our prescribed internal control procedures, which include verification of data input into our reserves forecasting and economics evaluation software, as well as multi-discipline management reviews. The technical employee responsible for overseeing the preparation of the reserves estimates has a Bachelor of Science in Petroleum Engineering, with more than 40 years of industry experience (including over 22 years of experience in reserve estimation).

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SUPPLEMENTARY OIL AND GAS DISCLOSURES — UNAUDITED — (Continued)

Our reserves estimates use available geological and reservoir data as well as production performance data. Our petroleum engineering staff review estimates annually with management and revise the estimates, either upward or downward, as warranted by available data. The data reviewed includes, among other things, seismic data, well logs, production tests, reservoir pressures and individual well and field performance data. The data incorporated into our interpretations includes structure and isopach maps, individual well and field performance and other engineering and geological work products such as material balance calculations and reservoir simulation to arrive at conclusions about individual well and field projections. Additionally, offset performance data, operating expenses, capital costs and product prices factor into estimating quantities of reserves. Revisions are necessary due to changes in, among other things, reservoir performance, prices, economic conditions and governmental regulations, as well as changes in the expected recovery rates associated with development drilling. Sustained decreases in prices, for example, may cause a reduction in some reserves due to reaching economic limits sooner.

Reserves Activity Overview. The following is a discussion of our proved reserves and reserve additions and revisions.

	Year Ended December 31,
	2018	2017	2016
	(MMBOE)
Proved Reserves:
Beginning of year	680	513	509
Reserve additions	101	76	77
Reserve revisions	76	153	21
Sales of properties	(5)	(4)	(35)
Production	(72)	(58)	(59)

End of year	780	680	513

During 2018, our proved reserves increased 100 MMBOE primarily as a result of positive performance revisions of 66 MMBOE and revisions of 10 MMBOE resulting from commodity price increases. During 2018, we added proved reserves of 101 MMBOE, which included 2 MMBOE of reserves purchased and 99 MMBOE added through extensions, discoveries and other additions. We also sold non-strategic assets of 5 MMBOE and produced 72 MMBOE.

During 2017, our proved reserves increased 167 MMBOE primarily as a result of positive performance revisions of 139 MMBOE and revisions of 14 MMBOE resulting from commodity price increases. During 2017, we added proved reserves of 76 MMBOE, which included 2 MMBOE of reserves purchased and 74 MMBOE added through extensions, discoveries and other additions. We also sold non-strategic assets of 4 MMBOE and produced 58 MMBOE.

During 2016, our proved reserves increased 4 MMBOE primarily as a result of positive performance revisions of 36 MMBOE and cost structure improvement revisions of 7 MMBOE. Performance revisions and cost structure improvements were partially offset by negative revisions of 22 MMBOE resulting from commodity price decreases. During 2016, we added proved reserves of 77 MMBOE, which included 35 MMBOE of reserves purchased and 42 MMBOE added through extensions, discoveries and other additions. We also sold non-strategic assets of 35 MMBOE and produced 59 MMBOE.

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Estimated Net Quantities of Proved Oil and Gas Reserves

The following table sets forth our total net proved reserves and our total net proved developed and undeveloped reserves as of December 31, 2015, 2016, 2017 and 2018 and the changes in our total net proved reserves during the three-year period ended December 31, 2018:

	Crude Oil and Condensate (MMBbls)			Natural Gas (Bcf)
	Domestic	China(1)	Total	Domestic	China(1)	Total
Proved developed and undeveloped reserves as of:
December 31, 2015	197	10	207	1,305	—	1,305
Revisions of previous estimates	(9)	—	(9)	116	—	116
Extensions, discoveries and other additions	19	—	19	92	—	92
Purchases of properties	12	—	12	90	—	90
Sales of properties	(13)	—	(13)	(102)	—	(102)
Production	(21)	(5)	(26)	(135)	—	(135)

December 31, 2016	185	5	190	1,366	—	1,366
Revisions of previous estimates	50	2	52	318	—	318
Extensions, discoveries and other additions	35	—	35	151	—	151
Purchases of properties	1	—	1	2	—	2
Sales of properties	(1)	(3)	(4)	(3)	—	(3)
Production	(22)	(2)	(24)	(130)	—	(130)

December 31, 2017	248	2	250	1,704	—	1,704
Revisions of previous estimates	(5)	1	(4)	211	—	211
Extensions, discoveries and other additions	50	—	50	190	—	190
Purchases of properties	1	—	1	1	—	1
Sales of properties	(3)	—	(3)	(6)	—	(6)
Production	(26)	(2)	(28)	(165)	—	(165)

December 31, 2018	265	1	266	1,935	—	1,935

Proved developed reserves as of:
December 31, 2015	115	10	125	942	—	942
December 31, 2016	104	5	109	928	—	928
December 31, 2017	136	2	138	1,099	—	1,099
December 31, 2018	148	1	149	1,262	—	1,262
Proved undeveloped reserves as of:
December 31, 2015	82	—	82	363	—	363
December 31, 2016	81	—	81	438	—	438
December 31, 2017	112	—	112	605	—	605
December 31, 2018	117	—	117	673	—	673

(1)	All of our reserves in China are associated with production sharing contracts and are calculated using the economic interest method.

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Estimated Net Quantities of Proved Oil and Gas Reserves — (Continued)

	NGLs (MMBbls)			Total (MMBOE)
	Domestic	China(1)	Total	Domestic	China(1)	Total
Proved developed and undeveloped reserves as of:
December 31, 2015	84	—	84	499	10	509
Revisions of previous estimates	13	—	13	21	—	21
Extensions, discoveries and other additions	8	—	8	42	—	42
Purchases of properties	7	—	7	35	—	35
Sales of properties	(6)	—	(6)	(35)	—	(35)
Production	(11)	—	(11)	(54)	(5)	(59)

December 31, 2016	95	—	95	508	5	513
Revisions of previous estimates	49	—	49	151	2	153
Extensions, discoveries and other additions	14	—	14	74	—	74
Purchases of properties	—	—	—	2	—	2
Sales of properties	—	—	—	(1)	(3)	(4)
Production	(12)	—	(12)	(56)	(2)	(58)

December 31, 2017	146	—	146	678	2	680
Revisions of previous estimates	44	—	44	75	1	76
Extensions, discoveries and other additions	17	—	17	99	—	99
Purchases of properties	—	—	—	2	—	2
Sales of properties	—	—	—	(5)	—	(5)
Production	(16)	—	(16)	(70)	(2)	(72)

December 31, 2018	191	—	191	779	1	780

Proved developed reserves as of:
December 31, 2015	47	—	47	319	10	329
December 31, 2016	50	—	50	309	5	314
December 31, 2017	78	—	78	398	2	400
December 31, 2018	108	—	108	466	1	467
Proved undeveloped reserves as of:
December 31, 2015	37	—	37	180	14	194
December 31, 2016	45	—	45	199	—	199
December 31, 2017	68	—	68	280	—	280
December 31, 2018	83	—	83	313	—	313

(1)	All of our reserves in China are associated with production sharing contracts and are calculated using the economic interest method.

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Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows from our estimated proved oil and gas reserves is as follows:

	Domestic	China	Total
	(In millions)
December 31, 2018:
Future cash inflows	$26,132	$105	$26,237
Less related future:
Production costs	(10,552)	(49)	(10,601)
Development and abandonment costs	(3,870)	(13)	(3,883)

Future net cash flows before income taxes	11,710	43	11,753
Future income tax expense	(1,653)	—	(1,653)

Future net cash flows before 10% discount	10,057	43	10,100
10% annual discount for estimating timing of cash flows	(4,646)	(3)	(4,649)

Standardized measure of discounted future net cash flows	$5,411	$40	$5,451

December 31, 2017:
Future cash inflows	$20,346	$120	$20,466
Less related future:
Production costs	(8,193)	(53)	(8,246)
Development and abandonment costs	(2,786)	(16)	(2,802)

Future net cash flows before income taxes	9,367	51	9,418
Future income tax expense	(1,091)	—	(1,091)

Future net cash flows before 10% discount	8,276	51	8,327
10% annual discount for estimating timing of cash flows	(3,922)	(4)	(3,926)

Standardized measure of discounted future net cash flows	$4,354	$47	$4,401

December 31, 2016:
Future cash inflows	$11,778	$220	$11,998
Less related future:
Production costs	(5,191)	(96)	(5,287)
Development and abandonment costs	(1,993)	(44)	(2,037)

Future net cash flows before income taxes	4,594	80	4,674
Future income tax expense	(207)	—	(207)

Future net cash flows before 10% discount	4,387	80	4,467
10% annual discount for estimating timing of cash flows	(1,867)	(16)	(1,883)

Standardized measure of discounted future net cash flows	$2,520	$64	$2,584

NEWFIELD EXPLORATION COMPANY

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SUPPLEMENTARY OIL AND GAS DISCLOSURES — UNAUDITED — (Continued)

Set forth in the table below is a summary of the changes in the standardized measure of discounted future net cash flows for our proved oil and gas reserves during each of the years in the three-year period ended December 31, 2018:

	Domestic	China	Total
	(In millions)
2018:
Beginning of the period	$4,354	$47	$4,401
Revisions of previous estimates:
Changes in prices and costs	665	30	695
Changes in quantities	764	28	792
Changes in future development costs	(634)	3	(631)
Previously estimated development costs incurred during the period	777	1	778
Additions to proved reserves resulting from extensions, discoveries and improved recovery, less related costs	879	—	879
Purchases and sales of reserves in place, net	(16)	—	(16)
Accretion of discount	469	3	472
Sales of oil and gas, net of production costs	(1,810)	(78)	(1,888)
Net change in income taxes	(367)	—	(367)
Production timing and other	330	6	336

Net increase (decrease)	1,057	(7)	1,050

End of period	$5,411	$40	$5,451

2017:
Beginning of the period	$2,520	$64	$2,584
Revisions of previous estimates:
Changes in prices and costs	1,393	(9)	1,384
Changes in quantities	1,387	42	1,429
Changes in future development costs	(728)	13	(715)
Previously estimated development costs incurred during the period	456	1	457
Additions to proved reserves resulting from extensions, discoveries and improved recovery, less related costs	658	—	658
Purchases and sales of reserves in place, net	21	(46)	(25)
Accretion of discount	247	6	253
Sales of oil and gas, net of production costs	(1,127)	(59)	(1,186)
Net change in income taxes	(444)	—	(444)
Production timing and other	(29)	35	6

Net increase (decrease)	1,834	(17)	1,817

End of period	$4,354	$47	$4,401

2016:
Beginning of the period	$2,554	$222	$2,776
Revisions of previous estimates:
Changes in prices and costs	(481)	(27)	(508)
Changes in quantities	153	4	157
Changes in future development costs	186	2	188
Previously estimated development costs incurred during the period	228	—	228
Additions to proved reserves resulting from extensions, discoveries and improved recovery, less related costs	418	—	418
Purchases and sales of reserves in place, net	135	—	135
Accretion of discount	235	16	251
Sales of oil and gas, net of production costs	(749)	(161)	(910)
Net change in income taxes	63	—	63
Production timing and other	(222)	8	(214)

Net increase (decrease)	(34)	(158)	(192)

End of period	$2,520	$64	$2,584